THIS PROMISSORY NOTE REPLACES AND SUPERCEDES A PRIOR PROMISSORY NOTE, DATED JUNE 14, 2007 (AS AMENDED), AND SHALL NOT BE CONSTRUED AS A NOVATION OR REPAYMENT AND REISSUE OF NEW INDEBTEDNESS FOR ANY EXISTING INDEBTEDNESS

NOTE

$2,100,000	June 14, 2007

FOR VALUE RECEIVED, the undersigned, SUPERVILLAIN STUDIOS, LLC ("Maker"), promises to pay to TSC GAMES, INC. (f/k/a SUPERVILLAIN STUDIOS, INC.), having an address at 3951 South Plaza Drive, Suite 220, Santa Ana, CA 92704 ("Payee"), the principal sum of TWO MILLION ONE HUNDRED THOUSAND ($2,100,000.00) DOLLARS, together with interest on the outstanding balance hereof before and after maturity, at the rate of Five (5%) percent per annum (the "Rate") until this Note shall have been fully paid, all as hereinafter provided. Interest shall be payable in arrears on the unpaid balance hereof at the Rate aforesaid, calculated based on a year of three hundred sixty (360) days but for the actual number of days elapsed.

On the date which is the earlier of (i) December 14, 2008, or (ii) the date of the consummation by Green Screen Interactive Software, LLC (i.e., Maker's parent) of a one or more rounds of equity financing such that the aggregate amount of financing is 531.000.000 or more, Maker shall make a principal payment in the amount of Two Hundred and Fifty Thousand ($250,000.00) and shah pay to Payee all then accrued but unpaid interest hereunder.

On December 14, 2008 Maker shall make a principal payment in the amount of Two Hundred and Fifty Thousand ($250,000.00) and shall pay to Payee all then accrued but unpaid interest hereunder.

On September 1, 2009 Maker shall make a principal payment in the amount of Five Hundred Thousand ($500,000.00) and shall pay to Payee all then accrued but unpaid interest hereunder.

On the Maturity Date (as hereinafter defined), the entire unpaid principal balance of this Note, together with any accrued and unpaid interest hereon, shall become due and payable without notice or demand. For purposes hereof, the term "Maturity Date- shall mean the date which is three (3) years from the date hereof.

All payments hereon shall be applied to expenses as provided herein, interest and principal in such order as Payee shall. in its discretion, determine. Said sums shall be payable together with all reasonable costs and expenses related to collecting this Note and together with all reasonable costs and expenses in any litigation or controversy arising from or connected with this Note, including without limitation reasonable attorneys' fees. Said obligation to pay the reasonable attorneys' fees of the Payee as aforesaid shall exist if proceedings are instituted or court appearance is made on behalf of the Payee.

The Maker hereby waives presentment, demand, protest, notice of protest or other notice or notice of dishonor of any kind.

This Note may be prepaid in whole or in part at any time without penalty.

MAKER AND PAYEE HEREBY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN AN ACTION, DEFENSE, COUNTERCLAIM, CROSSCLAIM AND/OR ANY FORM OF PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE.

THIS NOTE SHALL BE DEEMED TO HAVE BEEN MADE, EXECUTED AND DELIVERED IN THE STATE OF DEL WARE AND SHALL BE CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

This Note is secured by a Security Agreement of even date from Maker to Payee granting a security interest in certain of the assets of Maker.

This Note is being made and delivered by Maker to Payee in connection with that certain Asset Purchase Agreement dated as of June 14. 2007 (the "APA"), among Payee, as "Seller," Maker, as "Buyer," and others. Pursuant to Section 9.09 of the APA, Maker is entitled to certain rights of off-set against sums owing by Maker to Payee hereunder, provided that Maker gives notice of any intention to offset such sums as required by the APA.

SUPERVILLAIN STUDIOS, LLC By: /s/ Susan Cummings Name: Susan Cummings Title: Manager